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                                                                                          EXHIBIT 11


                                  SERVICEMASTER LIMITED PARTNERSHIP
                      EXHIBIT REGARDING DETAIL OF INCOME PER SHARE COMPUTATION
                                (In thousands, except per share data)


                                                                 Years Ended December 31
                                                                 -----------------------

                                                             1995         1994         1993
                                                             ----         ----         ----
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Number of shares used in computing
  income per share and equivalent shares--
     Shares outstanding on weighted
     average basis. . . . . . . . . . . . . . . . . . .    77,150       75,748       75,235

Equivalent shares--
     Options and subscriptions outstanding. . . . . . .     2,163        1,690        1,611
                                                           ------       ------       ------

Total weighted average and equivalent shares               79,313       77,438       76,846
                                                           ======       ======       ======

Primary earnings per share. . . . . . . . . . . . . . .    $ 2.17       $ 1.81       $ 1.90
                                                           ======       ======       ======

Net income. . . . . . . . . . . . . . . . . . . . . . .  $172,019     $139,883     $145,947

Interest on convertible debentures. . . . . . . . . . .     1,901        2,078        2,539
                                                           ------       ------       ------

Adjusted net income . . . . . . . . . . . . . . . . . .  $173,920     $141,961     $148,486
                                                         ========     ========     ========

Weighted average number of common
  shares outstanding. . . . . . . . . . . . . . . . . .    80,081       77,656       77,466

Other potentially dilutive securities . . . . . . . . .     1,443        1,448        2,037
                                                           ------       ------       ------

Total weighted average number
  of shares . . . . . . . . . . . . . . . . . . . . . .    81,524       79,104       79,503
                                                           ======       ======       ======

Fully diluted earnings per share. . . . . . . . . . . .    $ 2.13       $ 1.79       $ 1.87
                                                           ======       ======       ======
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